EX-35.3
(logo) WELLS FARGO

Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334


ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2012, by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Certificate Administrator, Tax Administrator and Custodian, Midland Loan Services, a division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor and U.S. Bank National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates WFRBS 2012-C10 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Servicer during the period from January 1, 2013 through December 31, 2013, and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2013 through December 31, 2013.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of March 2014.


/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank


Wells Fargo Bank, N.A.

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